Exhibit 4(b)



                              LEHMAN BROTHERS INC.

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO
                           As Trustee Under Indenture
                            Dated as of March 1, 1996

                          FIRST SUPPLEMENTAL INDENTURE
                           Dated as of April 19, 1996

                            Providing for issuance of

                    7 1/4% Senior Subordinated Notes Due 2003



          THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 19, 1996, between Lehman Brothers Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), having its principal office at Three World Financial Center, New York, New York 10285, and The First National Bank of Chicago, a national bank organized and existing by virtue of the laws of the United States of America (hereinafter called the "Trustee"), Trustee under the Indenture dated as of March 1, 1996, between the Company and the Trustee (hereinafter called the "Original Indenture").

                              W I T N E S S E T H:

          WHEREAS, the Original Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of Holders for the purpose of making any other provisions with respect to matters arising therein, provided such action will not adversely affect the interests of the Holders of Securities of any series in any material respect; and

          WHEREAS, the Original Indenture provides for the issuance from time to time thereunder, in series, of debt securities of the Company to provide funds for its corporate purposes; and

          WHEREAS, the Company desires, by this Supplemental Indenture, to create a series of Securities to be issuable under the Original Indenture and to be known as the Company's 7 1/4% Senior Subordinated Notes Due 2003 (hereinafter called the "7 1/4% Notes"), the 7 1/4% Notes to be limited to $275,000,000 in aggregate principal amount, and the terms and provisions thereof to be as hereinafter set forth; and





























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          WHEREAS, the form of the 7 1/4% Notes and the Trustee's certificate of authentication to be borne by the 7 1/4% Notes are to be in the general form set forth in the Original Indenture, with such insertions, omissions and variations as the Board of Directors of the Company may determine; and

          WHEREAS, all things necessary to make the 7 1/4% Notes, when executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of the Company, and to make this Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

          For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders, as follows:

          SECTION 1.     Defined Terms.  All terms used in this Supplemental
                         -------------
Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture.

          SECTION 2.     Designation and Terms of the 7 1/4% Notes.  The series
                         ------------------------------------------
of Securities created by this Supplemental Indenture shall be known and designated as the "7 1/4% Senior Subordinated Notes Due 2003" of the Company.

          The Stated Maturity of the 7 1/4% Notes shall be April 15, 2003 and they shall bear interest from and including April 19, 1996, or from and including the most recent Interest Payment Date to which interest on the 7 1/4% Notes then outstanding has been paid or duly provided for, as the case may be, payable semiannually on April 15 and October 15 in each year (commencing October 15, 1996), and at Maturity at the rate of 7 1/4% per annum until the principal amount thereof is paid or duly provided for.

          Payment of principal of the 7 1/4% Notes and, unless otherwise paid as hereinafter provided, the interest thereon will be made at the office or agency of the Company in the Borough of Manhattan, City and State of New York;
provided, however, that payment of interest may be made at the option of the
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Company by check or draft mailed to the person entitled thereto at such person's address appearing in the Security Register.

          The Regular Record Date referred to in Section 3.1 of the Original Indenture for the payment of interest on the 7 1/4% Notes payable, and punctually paid or duly provided for, on any Interest Payment Date shall be the last day of the month next preceding such Interest Payment Date.

          The 7 1/4% Notes may be issued in denominations of $1,000 and any integral multiple thereof.
























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







          Upon execution of this Supplemental Indenture, or from time to time thereafter, 7 1/4% Notes, in an aggregate principal amount not exceeding $275,000,000, may be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said 7 1/4% Notes to or upon a Company Order.

          SECTION 3.     Redemption of the 7 1/4% Notes.  The 7 1/4% Notes are
                         ------------------------------
not subject to any sinking fund and shall not be redeemable prior to the Stated Maturity thereof, anything in Section 12.2 of the Original Indenture to the contrary notwithstanding.




























































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






                                   TESTIMONIUM

          This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                   LEHMAN BROTHERS INC.



                                   By:   /s/ Michael R. Milversted
                                        --------------------------
                                        Name:  Michael R. Milversted
                                        Title:  Managing Director and Treasurer


ATTEST:


/s/ Suzanne Conticelli
- ----------------------
Assistant Secretary




                                   THE FIRST NATIONAL BANK OF CHICAGO



                                   By:   /s/ Mary R. Fonti
                                        ------------------
                                        Name:  Mary R. Fonti
                                        Title:  Assistant Vice President

ATTEST:


/s/ Robert C. Danziger
- ----------------------
Assistant Vice President



























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